Notice of reinstatement for Cayman Purchasing & Supply

                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State




November 25, 1996

CAYMAN PURCHASING & SUPPLY, INC.
5860 FRENCH PLUM LANE
TAMARAC, FL 33321




Re: Document Number P93000024134

This will acknowledge your reinstatement for CAYMAN PURCHASING & SUPPLY, INC., a Florida Corporation, which was filed on November 25, 1996.

Should you have any questions regarding this matter, please telephone (904) 487-6059.

Stacy Prather
Document Specialist
Division of Corporations   Letter Number: 796A00053326





















Division of Corporations - P.O. BOX 6327 -Tallahassee, Florida 32314


                                       39